UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Sterling Bancorp

(Exact name of registrant as specified in its charter)

Delaware	80-0091851
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Rella Blvd. Montebello, New York (845) 369-8040	10901
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Guarantee by Sterling Bancorp with respect to Sterling Bancorp Trust 8.375% Cumulative Trust Preferred Securities	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-82296 and 333-82296-01

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On October 31, 2013, pursuant to an Agreement and Plan of Merger, dated as of April 3, 2013, by and between Provident New York Bancorp, a Delaware corporation (“Provident”)  and Sterling Bancorp, a New York corporation (“Legacy Sterling”), Legacy Sterling merged (the “Merger”) with and into Provident, with Provident continuing as the surviving corporation.  In connection with the closing of the Merger, Provident changed its name to “Sterling Bancorp” (the “Registrant”).  The Registrant is registering hereunder its guarantee (the “Guarantee”) of 8.375% Cumulative Trust Preferred Securities (the “Trust Preferred Securities”) issued by Sterling Bancorp Trust I, a statutory business trust created under the laws of Delaware (the “Issuer Trust”).  The Trust Preferred Securities will remain outstanding following the Merger.

The Trust Preferred Securities represent beneficial ownership interests in the assets of the Issuer Trust and were guaranteed by Legacy Sterling up and until the effective time of the Merger. In connection with the Merger, the Registrant and Legacy Sterling executed an Assumption of Guarantee Agreement, dated as of October 31, 2013, which provides for, among other things, the assumption by the Registrant of all of Legacy Sterling’s rights, duties and obligations in and arising under the Guarantee Agreement, dated as of February 27, 2002, between Legacy Sterling and the Bank of New York relating to Legacy Sterling’s guarantee of the due and punctual payment of principal and interest on the Trust Preferred Securities by the Issuer Trust, such assumption to be effective as of the effective time of the Merger (the “Assumption Agreement”). A copy of the Assumption Agreement is filed as Exhibit 4(h) hereto and incorporated herein by reference.

A description of the terms of the Guarantee is set forth under the captions entitled “Description of Guarantee” and “Relationship Among the Preferred Securities, the Junior Subordinated Debentures, the Expense Agreement and the Guarantee” in the Prospectus, dated February 21, 2002, which forms a part of the Registration Statement on Form S-3 (as amended, the “Registration Statement”) of Legacy Sterling and the Issuer Trust (File Nos. 333-82296 and 333-82296-01).  Such description is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
4(a)	Certificate of Trust of Sterling Bancorp Trust I (incorporated by reference to Exhibit 4(d) to the Registration Statement).
4(b)	Trust Agreement of Sterling Bank Trust I (incorporated by reference to Exhibit 4(d) to the Registration Statement).
4(c)	Form of Amended and Restated Trust Agreement of Sterling Bancorp Trust I (incorporated by reference to Exhibit 4(e) to the Registration Statement).
4(d)	Form of Preferred Security Certificate (included as Exhibit D to Exhibit 4(e) to the Registration Statement and incorporated by reference to such Exhibit in the Registration Statement).
4(e)	Form of Guarantee Agreement between Sterling Bancorp, as Guarantor, and The Bank of New York, as Guarantee Trustee (incorporated by reference to Exhibit 4(f) to the Registration Statement).
4(f)	Form of Junior Subordinated Indenture between Sterling Bancorp and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4(b) to the Registration Statement).
4(g)

The sections under the captions “Description of Guarantee” and “Relationship Among the Trust Preferred Securities, the Subordinated Debentures, the Expense Agreement and the Guarantee” in the Prospectus, dated February 21, 2002, which forms a part of the Registration Statement (such sections are incorporated herein by reference to the Registration Statement).

4(h)

Assumption of Guarantee Agreement, dated as of October 31, 2013, between Provident New York Bancorp and Sterling Bancorp (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by the Registrant on November 1, 2013).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 1, 2013	STERLING BANCORP

(Registrant)

	By:	/s/ Luis Massiani
	Name:	Luis Massiani
	Title:	Executive Vice President and
Chief Financial Officer